Exhibit 4.1.5

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of October 29, 2002 (this “Fourth Supplemental Indenture”) to the Indenture (as defined below), among The Doe Run Resources Corporation, a New York Corporation (the “Issuer”), the Guarantors under the Indenture and State Street Bank and Trust Company, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has issued its 11 1/4% Senior Notes due 2005 in the aggregate principal amount of $200,000,000 (the “Senior Notes”) and Floating Interest Rate Senior Notes due 2003 in the aggregate principal amount of $55,000,000 (“Floaters”, and together with the Senior Notes, the “Securities”) under and pursuant to that certain Indenture, dated as of March 12, 1998, supplemented by that certain First Supplemental Indenture, dated as of September 1, 1998, that certain Second Supplemental Indenture, dated as of September 16, 1998 and that certain Third Supplemental Indenture, dated as of January 13, 1999 (as amended, modified and supplemented to date, the “Indenture”) among the Issuer, the Guarantors named therein and the Trustee; and

WHEREAS, the Issuer has solicited the consent of the holders of the Securities to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to that certain Amended and Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances dated September 20, 2002; and

WHEREAS, the holders of a majority in aggregate principal amount of the outstanding Securities issued under the Indenture have consented to the Proposed Amendments; and

WHEREAS, all consents and notices required to be obtained and given as conditions to the execution of this Fourth Supplemental Indenture pursuant to the Indenture and all other documents relating to the Securities have been obtained and given;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

AUTHORIZATION; DEFINITIONS

Section 1.01.  FOURTH SUPPLEMENTAL INDENTURE.  This Fourth Supplemental Indenture is supplemental to, and is entered into, in accordance with Section 9.02 of the Indenture, and except as modified, amended and supplemented by this Fourth Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02.  DEFINITIONS.  Unless the context shall otherwise require, all terms which are defined in Section 1.01 of the Indenture shall have the same meanings, respectively, in this Fourth Supplemental Indenture as such terms are given in said Section 1.01 of the Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.01.  AMENDED PROVISIONS.  The Indenture is hereby amended as follows:

(a) The covenant entitled “Maintenance of Office or Agency” (Section 4.02) shall be deleted.

(b) The covenant entitled “Limitation on Restricted Payments” (Section 4.03) shall be deleted.

(c) The covenant entitled “Corporate Existence” (Section 4.04) shall be deleted.

(d) The covenant entitled “Payment of Taxes and Other Claims” (Section 4.05) shall be deleted.

(e) The covenant entitled “Maintenance of Properties and Insurance” (Section 4.06) shall be deleted.

(f) The covenant entitled “Compliance Certificates; Notice of Default” (Section 4.07) shall be deleted.

(g)  The covenant entitled “Compliance with Laws” (Section 4.08) shall be deleted.

(h)  The covenant entitled “SEC Reports and Other Information” (Section 4.09) shall be deleted.

(i)  The covenant entitled “Waiver of Stay, Extension or Usury Laws” (Section 4.10) shall be deleted.

(j)  The covenant entitled “Limitation on Transactions with Affiliates” (Section 4.11) shall be deleted.

(k)  The covenant entitled “Limitations on Indebtedness” (Section 4.12) shall be deleted.

(l)  The covenant entitled “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” (Section 4.13) shall be deleted.

(m)  The covenant entitled “Limitation on Liens” (Section 4.14) shall be deleted.

(n)  The covenant entitled “Change of Control” (Section 4.15) shall be deleted.

(o)  The covenant entitled “Limitations on Sale of Assets” (Section 4.16) shall be deleted.

(p) The covenant entitled “Limitation on Sale/Leaseback Transactions” (Section 4.17) shall be deleted.

(q)  The covenant entitled “Limitation on Preferred Stock of Restricted Subsidiaries” (Section 4.18) shall be deleted.

(r) The covenant entitled “Qualifying Investment Requirements” (Section 4.19) shall be deleted.

(s) The covenant entitled “Future Guarantees” (Section 4.20) shall be deleted.

(t) The covenant entitled “Conduct of Business” (Section 4.21) shall be deleted.

(u) The covenants contained in Section 5.01(a)(2) and the remainder of such section (“When Company May Merge, Etc.”) shall be deleted.

(v) The Events of Default found in Section 6.01(3), (4), (5), (6) and (7) shall be deleted.

(w) The definitions in the Indenture that related solely to the deleted covenants and the deleted Events of Default shall be deleted.

ARTICLE III

MISCELLANEOUS

Section 3.01.  EFFECTIVE DATE.  This Fourth Supplemental Indenture shall become effective upon execution and delivery hereof.

Section 3.02.  COUNTERPARTS.  This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.03.  ACCEPTANCE.  The Trustee accepts the Indenture, as supplemented by this Fourth Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or the due execution by the Issuer or the Guarantors, or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

Section 3.04.  SUCCESSORS AND ASSIGNS.  All covenants and agreements in this Fourth Supplemental Indenture, by the Issuer, the Guarantors or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

Section 3.05.  SEVERABILITY.  In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06.  GOVERNING LAW.  This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflict of laws.  Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Fourth Supplemental Indenture.

Section 3.07.  INCORPORATION INTO INDENTURE.  All provisions of this Fourth Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture, and the Indenture, as amended and supplemented by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

THE DOE RUN RESOURCES CORPORATION

By:	/s/ Marvin Kaiser
	Name:	Marvin Kaiser
	Title:	Executive Vice President

GUARANTORS:

DOE RUN CAYMAN LTD.

By:	/s/ Marvin Kaiser
	Name:	Marvin Kaiser
	Title:	Executive Vice President

FABRICATED PRODUCTS, INC.

By:	/s/ Marvin Kaiser
	Name:	Marvin Kaiser
	Title:	Executive Vice President

DR LAND HOLDINGS, LLC

By:	/s/ Marvin Kaiser
	Name:	Marvin Kaiser
	Title:	Manager

DOE RUN PERU S.R.L.

By:	/s/ David Chaput
	Name:	David Chaput
	Title:	By Power of Attorney

DOE RUN DEVELOPMENT S.A.C.

By:	/s/ David Chaput
	Name:	David Chaput
	Title:	By Power of Attorney

TRUSTEE:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gregory M. Donovan
	Name:	Gregory M. Donovan
	Title:	Assistant Vice President